EXHIBIT 99.2

Rimage Corporation

4th Quarter and 2012 Fiscal Year Conference Call

February 26, 2013

Jenifer Kirtland

Thank you, Operator, and good afternoon everyone. Earlier this afternoon, Rimage issued a press release announcing its fourth quarter 2012 financial results. The release is available on the Company’s corporate website at rimagecorp.com.

Before we get started, during the course of this conference call, the company will make forward-looking statements about its future plans, objectives, beliefs, expectations and prospects. For this purpose, any statements made today that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are not guarantees of future actions, outcomes, results or performance. By their nature, these forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statement. A discussion of the risks and uncertainties that affect Rimage’s business is contained in the company’s SEC filings, particularly under the heading Risk Factors, and in the press release issued this afternoon. Copies of these documents are available online from the SEC or on the Rimage website. These forward-looking statements are made only as of the date this conference call was initially held and the Company assumes no obligation and does not intend to update these forward-looking statements after the date of this conference call, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

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In addition, to supplement the GAAP numbers, we have provided non-GAAP information that excludes the amortization of Qumu acquisition intangibles, non cash third quarter 2012 charges related to the impairment of goodwill, a reduction of the value of amortizing intangible assets and the establishment of a valuation allowance against our deferred tax assets. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future business performance. A table reconciling the GAAP loss per share information to the non-GAAP information is included in our financial release.

And now, I’d like to turn the call over to Sherman Black, President and CEO of Rimage.

Sherman Black

•	Good afternoon and thank you for joining us on our fourth quarter 2012 conference call.
•	With me today is Jim Stewart, our Chief Financial Officer.
•	This afternoon we issued our fourth quarter press release. The results represented a solid finish to a transformational year for Rimage and demonstrated strong momentum for our Qumu secure enterprise video solutions.
•	I will begin with a review of our performance in the fourth quarter, including the potential we see from Qumu and our views on the disc publishing market. Then, Jim will provide a more detailed look at the fourth quarter and 2012 financial results and our guidance for the first quarter of 2013.
•	Following our remarks, we will be happy to take your questions.

•	Fourth quarter revenues totaled $20.7 million, above the high end of our guidance of $18 to $20 million. This represented a decline from the fourth quarter of 2011, reflecting a decrease in disc publishing revenues partially offset by the contribution from Qumu, which we acquired in October of 2011.
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•	We reported a net loss per share of 12 cents, much improved from our guidance of a net loss per share of 20 to 33 cents, and a penny better than the net loss posted in the fourth quarter last year.
•	We ended the year with $50.1 million in cash and marketable securities.

•	Our results in the quarter were driven by the building momentum of our Qumu products.
•	Qumu revenues totaled $4.3 million in the fourth quarter, 56% above the $2.8 million generated in the third quarter and more than double its $1.8 million in revenues in the fourth quarter of 2011.
•	Qumu contracted commitments were $8.7 million in the quarter, the best quarterly performance in its history. This compares with $4.5 million in the third quarter. Qumu’s backlog of contracted revenue increased to $12.7 million at the end of December compared with $8.4 million at September 30.
•	The increase in contracted commitments represented six new enterprise customers from a spectrum of industries including food, pharma, high tech, financial services and transportation.
•	Most of these new customers are large multi-national companies that are using video content more and more as a means to increase employee engagement and team collaboration. Their legacy network infrastructure and collaboration tools were designed for traditional data and are not sufficient to create, manage and distribute video content to the extent needed in today’s competitive environment.
•	The beauty of our Qumu software is that it allows organizations to capture, organize and distribute content across their extended enterprise to a wide variety of end points including mobile devices. Corporate communications professionals and tech administrators are able to address the challenges of video and rich content distribution while utilizing existing I.T. infrastructures.
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•	The pace of change inside enterprises, the need to quickly share best practices, and the ongoing effort to drive employee alignment and collaboration is creating a demand for our secure enterprise video solutions.
•	These benefits are becoming more widely recognized as demonstrated by the success of our expanded sales in the U.S. and Europe.

•	Turning now to disc publishing…
•	Revenues in the quarter declined as expected, down 17% from the fourth quarter of 2011.
•	The decrease continued to reflect soft demand due to the economic slowdown in Europe, as well as funding challenges with our government business in the U.S.
•	While we expect disc publishing to remain challenged, we do see strength in use cases like medical imaging, financial statements, and law enforcement applications. Those use cases have high switching costs or the technology alternatives are less attractive. As a result, we believe demand for disc publishing will continue for some time into the future.
•	During 2012, we took actions to reduce our costs and maximize the cash contribution from this business overall. We reduced the management and sales footprint in North America and Europe. We also reduced G&A expenses in this part of our business.

•	Looking ahead, Qumu is clearly the growth engine of our company.
•	For the full year 2012, Qumu generated $9.8 million in revenues and $19.7 million in contracted commitments. The improving results over the last two quarters in 2012 are evidence of its potential.
•	During 2013 we expect revenues to continue to show significant growth.
•	The recent leadership transition with Vern Hanzlik as our Qumu general manager has gone smoothly and he is driving key initiatives around our sales capability and enhancements to our software products.
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•	In the year ahead we will focus our business development energy on enterprise portal, collaboration and content management market leaders. This business development effort combined with a focus on repeatable sales processes are intended to improve the predictability of our financial results and increase our sales.
•	In addition we believe our 2013 product roadmap will continue to extend our enterprise connectivity with the market leaders. We expect to deliver enhancements to enable offline viewing and digital rights management, resulting in an even richer and more secure mobile experience. Lastly, we expect to exit 2013 with an improved user experience and better analytics.
•	Our goal is to position Qumu for sustained predictable growth and we believe we will make substantial progress towards that effort during 2013.

•	Disc publishing is a mature market and our focus will remain on lead generation and sales execution in the stronger markets we serve. In addition, we are committed to strict cost management and maximizing the cash flow from this business.

•	I am extremely optimistic about the positive outlook for our Company and our ability to achieve increased revenue and margin improvement in 2013.
•	I’d like to thank our employees for their hard work and contributions towards the solid fourth quarter results.
•	With that, I’d like to turn the call over to Jim for a review of our fourth quarter financial performance and our outlook for the first quarter. Jim.

Jim Stewart

•	Thanks, Sherman.
•	I’d like to begin with a more detailed discussion of our revenues.
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•	Qumu fourth quarter revenues totaled $4.3 million, 56% above revenue of $2.8 million in the third quarter.
•	Fourth quarter contracted commitments totaled $8.7 million – almost double third quarter levels and as Sherman noted the best in Qumu’s history.
•	Qumu ended the year with a record contracted commitment backlog of $12.7 million compared with $8.4 million at the end of September. Qumu contracted commitment backlog increased by nearly $11 million during the year. As a reminder, contracted commitments are defined as the dollar value of signed customer purchase commitments.
•	Disc publishing sales in the fourth quarter decreased 17% from the fourth quarter of 2011. Unfavorable foreign exchange contributed 1% of this revenue reduction.
•	Disc publishing hardware sales fell 35% from last year’s fourth quarter, reflecting a decrease in sales to the government sector in North America due to ongoing budget issues faced by these customers and softness in our international business. Disc publishing equipment represented 24% of total sales in the fourth quarter, compared with 36% in the fourth quarter last year.
•	Disc Publishing recurring revenues, including sales of printer ribbons and cartridges, parts, and optical media, as well as service contracts, declined 7% from last year. Recurring revenues represented 55% of total company revenues in the recent fourth quarter compared with 56% in the prior year fourth quarter.
•	Fourth quarter sales of consumable supplies decreased 13% compared to last year’s fourth quarter while service revenues increased 14% from last year’s fourth quarter. Service revenues were higher mainly due to better maintenance attach rates and renewals compared to prior quarters.
•	Evidence management solutions revenues decreased from the 2011 fourth quarter due to the decrease in government hardware sales that I mentioned earlier.
•	International sales were down 18% from the fourth quarter of 2011. International sales in the quarter represented 35% of total sales, compared with 41% in the fourth quarter of 2011.
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•	On a constant currency basis - including Qumu, sales in Europe were down 8%. Excluding Qumu, Europe sales fell 17%, largely due to soft demand from the economic slowdown there.
•	Sales in Asia Pacific were down 7% compared with the prior year, reflecting weakness in China and Australia.

•	Moving down the income statement, the gross margin was 51% in this year’s fourth quarter, the same as the margin in the fourth quarter last year, but improved from 48% in the third quarter. The higher sequential margin was the result of an increased mix of Qumu software sales.
•	Operating expenses in the quarter totaled $12.0 million, a 6% decline from the same quarter a year ago.
•	Fourth quarter 2011 expenses included a partial quarter of Qumu operating expenses as we acquired the business on October 10, 2011. Fourth quarter 2011 also included $1.1 million of non recurring Qumu acquisition costs.
•	Fourth quarter 2012 expenses include higher Qumu operating expenses and approximately $500,000 in one-time severance costs.
•	R&D expenses were $2.9 million in the quarter compared with $2.6 million last year – higher due to a full quarter of Qumu R&D in fourth quarter 2012.
•	Fourth quarter 2012 SG&A expenses totaled $8.9 million versus $9.9 million a year ago – lower due to not having non recurring Qumu acquisition costs in 2012 partially offset by increased Qumu spending for international sales expansion and the severance costs.
•	For the fourth quarter, we generated a net loss of $1.1 million, or 12 cents per share, compared with a net loss of $1.4 million, or 13 cents per share in fourth quarter of 2011.
•	Excluding the amortization related to the Qumu intangibles our fourth quarter 2012 loss was $.09 per share.
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•	Turning now to a brief recap of 2012 financial results…
•	Revenues totaled $79.4 million, a decrease of 5% from 2011, driven by a decline in disc publishing revenues partially offset by the contribution from Qumu which we acquired in the fourth quarter last year.
•	We reported a net loss of $48.3 million for 2012 on a GAAP basis, which included three non-cash charges totaling $40.7 million taken in the third quarter. These charges included impairment charges related to the Qumu acquisition and a charge to establish a valuation allowance against our deferred tax assets.
•	Excluding these non-cash charges and the amortization of Qumu intangibles, the non-GAAP loss was $5.7 million, or $0.57 per share, in 2012. This compares with net income of $2.8 million, or $0.29 per diluted share, in 2011.

•	Now turning to our cash balance and usage…
•	Cash and marketable securities totaled $50.1 million at the end of December compared with $59.2 million at the end of September.
•	During the quarter, we used $8.4 million to repurchase 1.4 million shares of Rimage common stock under our expanded stock repurchase program. We used $300,000 for capital expenditures and cash used in operations was $200,000.
•	For total year 2012, our cash and marketable securities balance declined $20 million. This decline was driven by $9.8 million for share repurchases, $5.2 million for dividends, $2.5 million for capital expenditures, cash used in operations of $1.9 million and $500,000 additional investment in BriefCam.

•	Turning now to our financial outlook for the first quarter of 2013…
•	We expect revenues to be between $19 and $21 million.
•	We expect a net loss of between $(0.18) and $(0.30) per share.
•	Excluding the amortization related to Qumu intangibles, we expect the non-GAAP net loss to be between $(0.16) and $(0.28) per share.
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•	These projections reflect no tax benefit on the losses projected due to the establishment of the deferred tax valuation allowance for tax purposes.
•	For the year 2013, the Company expects consolidated revenues to grow compared to 2012.
•	Qumu revenues are expected to grow greater than 50%. This Qumu growth will be partially offset by a decline in Disc Publishing revenues.
•	Consolidated cash from operations is expected at approximately breakeven levels.
•	The Company has approximately 778,000 shares remaining on its repurchase authorization and may repurchase shares from time to time during the year depending on market conditions.

•	That concludes our formal remarks.
•	Now Sherman and I would be happy to answer any questions. Operator, could you please open up the line for Q&A?

Question and Answer Portion

Q:      Specifically as it relates to the margins that Greg [McKinley of Dougherty & Company, LLC] was getting at. You -- in your public filings, in your Qs, you usually breakout what the Qumu margin or the online [publishing] gross margin was […]. Do you have that by chance for the fourth quarter?

A (James R. Stewart): Yes, the Qumu online publishing gross margin was right around 70% and disc publishing was in the high 40s.

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